Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com, Inc. to Meet with RiskMetrics Group on June 14, 2010

BOCA RATON, Fla., June 10, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, announced today that, on Monday, June 14, 2010, Ira Kerker, the Company's Chief Executive Officer, and Richard Smith, the Company's Chief Financial Officer, will meet with representatives of the Institutional Shareholder Services ("ISS") division of RiskMetrics Group in connection with the Company's pending revocation of consent solicitation and Great Hill Investors, LLC, Great Hill Equity Partners III, L.P., and Great Hill Equity Partners IV, L.P.'s pending consent solicitation.  ISS is a leading, independent provider of proxy advisory services to mutual funds and other major institutional investors.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Symbol: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Additional Information and Where to Find It

In connection with a consent revocation solicitation, Vitacost.com, Inc. filed a definitive consent revocation statement on Schedule 14A with the Securities and Exchange Commission (the "SEC") on May 28, 2010. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT VITACOST.COM, INC. AND THE CONSENT REVOCATION SOLICITATION. The definitive consent revocation statement was mailed to Vitacost.com, Inc. stockholders. Investors and stockholders may obtain a free copy of these documents and other documents filed by Vitacost.com, Inc. at the SEC's website at www.sec.gov and at the Investor Relations section of the Company’s website at www.vitacost.com. The consent revocation statement and such other documents may also be obtained for free from Vitacost.com, Inc. by directing such request to Vitacost.com, Inc., Attention: Kathleen Reed, 5400 Broken Sound Blvd., NW, Suite 500, Boca Raton, Florida 33487, Telephone: 561-982-4180.

Vitacost.com, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from its stockholders in connection with the consent revocation solicitation. Information about Vitacost.com, Inc.'s directors and executive officers is set forth in Vitacost.com, Inc.'s definitive consent revocation statement on Schedule 14A, which was filed with the SEC on May 28, 2010.